CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust IV, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Acquires Two FedEx Ground Distribution Facilities and a CVS Pharmacy

New York, New York, November 1, 2012 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it closed on the acquisition of two FedEx Ground distribution facilities located in Independence, Kansas and Ottumwa, Iowa and a CVS pharmacy located in New Castle, Pennsylvania. The aggregate purchase price of the three properties was $8.6 million, exclusive of closing costs. The Independence, Kansas and Ottumwa, Iowa FedEx Ground distribution facilities were purchased at capitalization rates of 7.7% and 7.6%, respectively, and the CVS pharmacy was purchased at a capitalization rate of 7.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

The Independence, Kansas and Ottumwa, Iowa FedEx Ground distribution facilities contain approximately 23,400 and 29,300 rentable square feet, respectively, and are 100% leased to a subsidiary of FedEx Corporation (NYSE: “FDX”), which carries an investment grade credit rating as determined by major credit rating agencies. The CVS pharmacy contains approximately 10,000 rentable square feet and is 100% leased to CVS Caremark Corporation (NYSE: “CVS”), which carries an investment grade credit rating as determined by major credit rating agencies.

Michael Weil, ARCT IV’s President and Chief Operating Officer commented, “ARCT IV has added two more national credit tenants to its portfolio during its initial acquisition phase.” Mr. Weil continued, “We couldn’t be more pleased with these acquisitions as we build a strong net lease portfolio that is firmly in line with our investment objectives.”

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment program. Additional information about ARCT IV can be found on its website at www.arct-4.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.